Exhibit 10(dd)


Deborah A. Meekins, President & C.E.O.                 November 5, 2004
Northern Empire Bancshares
810 Fourth Street
Santa Rosa, CA 95404

Re: Option Cancellation

Dear Debbie:

I am writing in furtherance of our Board's determination that it is in the best interests of Northern Empire Bancshares for non-employee directors to cancel options held by them at the beginning of this year.

To implement this determination, I agree with the Corporation that:

  (1) We are canceling all of my outstanding options under the 1997 Stock Option Plan, as amended. As a result, options representing * shares are cancelled.

  (2) My exercise price per share for each of the * option shares I exercised earlier this year and sold will be deemed to have been increased to the market price per share as the date of exercise. As a result, I am paying the Corporation an additional $ * .

I am pleased to be able to support the Board's determination. At this stage in the Corporations; development, we strongly believe that our action will benefit all shareholders and will position the Corporation to take advantage of the opportunities that lie ahead.

I look forward to building on almost 20 years of success.

Very truly yours,


*


* Blank spaces contain information that has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.